Exhibit 99.1

CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com

FOR IMMEDIATE RELEASE

PATRIOT COAL PROMOTES CHRISTOPHER K. KNIBB

TO VICE PRESIDENT, CONTROLLER AND CHIEF ACCOUNTING OFFICER

ST. LOUIS, October 24 – Patriot Coal Corporation (NYSE: PCX) today announced that Christopher K. Knibb has been promoted to Vice President, Controller and Chief Accounting Officer. In his new position, Knibb will have primary responsibility for Patriot’s accounting and financial reporting in addition to the tax, internal audit and financial planning and analysis functions.

Knibb will continue to report to Mark N. Schroeder, Senior Vice President and Chief Financial Officer. Reporting to Knibb will be Christopher R. Parcell, Vice President – Decision Support; Richard C. Hoffman, Director – Tax; Donald S. Rucker, Director and Operations Controller; G. Dennis Williams, Director – Internal Audit; and Kathryn S. Winkelmann, Director and Assistant Controller.

Previously, Knibb held the position of Vice President and Controller for Patriot. Prior to joining Patriot, he served as Vice President – Finance for American Power Conversion and Vice President and Corporate Controller for SAVVIS, Inc. He holds a Bachelor of Science in Accounting from the University of South Florida and is a Certified Public Accountant.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

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